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                                                                   EXHIBIT 99.6

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                     AS REPORTED    AS REPORTED(1)    PRO FORMA
                                                     KELLOGG CO.       KEEBLER       ADJUSTMENTS     PROFORMA

NET SALES                                             $ 1,707.3        $ 661.3        $ (14.5) (1)   $ 2,354.1

Cost of Goods Sold                                        823.8          272.3          (14.5) (1)     1,129.0
                                                                                         47.4  (2)
Selling, general & administrative expense                 628.0          356.8           22.6  (3)       963.4
                                                                                        (44.0) (2)
Restructuring charges                                      48.3            -              -               48.3
                                                      ---------        -------        -------        ---------

OPERATING PROFIT                                          207.2           32.2          (26.0)           213.4

Interest expense                                           40.7           12.2           58.1  (4)       111.0
Other income (expense)                                      1.9           (0.1)           3.4  (2)         5.2
                                                      ---------        -------        -------        ---------

EARNINGS BEFORE TAX                                       168.4           19.9          (80.7)           107.6

Income Taxes                                               75.9            8.0          (26.2)  (5)       57.7
                                                      ---------        -------        -------        ---------

Net earnings before extraordinary item and cumulative
effect of accounting change                                92.5           11.9          (54.5)            49.9

  Extraordinary item, net of tax                           (7.4)           -              -               (7.4)

  Cumulative effect of accounting change, net of tax       (1.0)           -              -               (1.0)
                                                      ---------        -------        -------        ---------

NET EARNINGS                                          $    84.1        $  11.9        $ (54.5)       $    41.5
                                                      =========        =======        =======        =========

EARNINGS PER SHARE (BASIC AND DILUTED):
Earnings before extraordinary loss and cumulative
effect of accounting change                           $    0.23            -              -          $    0.12

Extraordinary loss (net of tax)                           (0.02)           -              -              (0.02)

Cumulative effect of accounting change (net of tax)       (0.00)           -              -              (0.00)
                                                      ---------        -------        -------        ---------

Net earnings per share                                $    0.21        $   -              -          $    0.10
                                                      =========        =======        =======        =========

Average shares outstanding                                405.7                                          405.7


1) Keebler's operating results are for the twelve weeks ended March 24, 2001.

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               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

A. Computation of Net Earnings Per Share

Basic net earnings per share is determined by dividing net income by the weighted average number of common shares outstanding. Diluted net earnings per share is determined by dividing net income by the weighted average number of common shares outstanding, giving effect to all potentially dilutive issuances of common shares. Dilution in all periods presented was less than $.01 per share.

B. Pro Forma Combined Financial Data Compared to Historical Data

Pro forma adjustments related to the pro forma combined income statement have been determined assuming the combination was consummated as of the beginning of the period presented. The pro forma combined results of operations vary from the combined historical results of Kellogg and Keebler due to the following:

     (1) Adjustment to eliminate sales from Keebler to Kellogg, which are treated as intercompany sales for the purposes of the combined pro forma financial statements.

     (2) Adjustment to conform the classification of expenses between cost of goods sold, selling, general and administrative expense and other income (expense).

     (3) Adjustment to amortization expense to reflect the amortization of intangible assets, including goodwill, which would have resulted had the combination occurred at the beginning of the period presented. Intangible assets have been amortized on the straight-line basis over the following useful lives (in millions):

         Intangible category                  Estimated value      Useful life
         -------------------                  ---------------      -----------

         Goodwill                                $2,880.02           40 years
         Direct store door delivery system           590.0           40 years
         Trademarks                                1,310.0           40 years

     (4) Adjustment to interest expense to recognize additional estimated debt of $4,305.7 million incurred to finance the Keebler transaction. The amount of this additional debt is equal to the estimated purchase price of $4,444.0 million less $138.3 million of indebtedness assumed that is not currently contemplated to be repaid. An average rate of 6.75% was used to compute the incremental interest expense, which includes the effect of interest rate hedges and the amortization of financing fees. The purchase price is calculated as follows:

               Acquisition of equity                         $3,584.6
               Assumed debt of Keebler as of 12/30/00           587.8
               Payment to Keebler option holders                205.2
               Transaction costs                                 66.4
                                                             --------
                                                             $4,444.0
                                                             ========

         The actual debt assumed as of March 26, 2001, was approximately $700 million, resulting in a total actual purchase price of approximately $4.55 billion.

     (5) Adjustment to present the tax effect of additional interest expense and deductible amortization of intangible assets computed at the rate of 39%.